SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported): August 23, 2006

TITAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

New Mexico	0-25024	85-0206831
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3206 Candelaria NE, Albuquerque, N.M	87107
(Address of Principal Executive Offices)	(Zip Code)

.

Registrant's telephone number including area code: (505) 884-0272

N/A
(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)]
[]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)]

Section 1 Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Company ("Titan") confirms that on August 23, 2006 it signed a License Agreement with Ally Investments LLP, a Texas Limited Liability Partnership ("Licensee"), for the exclusive right to build recycling facilities in the states of Texas, Mississippi, Oklahoma, and Louisiana utilizing Titan's tire recycling technology ("Agreement") and received payment of a non-refundable deposit in the amount of $100,000 against the License Fee of $1,600,000 for its first recycling plant from Ally Investments, LLP.

The Agreement provides for commencement of the first plant on or before March 2007 and completion of the first plant by March 2008 and one plant per year thereafter until there is one plant operating in Mississippi, one in Oklahoma, and two in Texas. The license fee for each plant of $1,600,000 is payable in full to Titan upon the date Licensee designates a new location for construction of each plant in the Territory and has financing to build the plant.

In addition the Agreement provides that Licensee will pay Titan royalty payments equal to 1.5% of total sales of all by-products produced with Titan's technology. Titan estimates that each plant will produce from 900 to 1000 barrels of oil, approximately 30 tons of scrap steel and about 90 tons of carbon black per day after the plant reaches full capacity.

Section 9.01 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

10.23	Material Contracts:
License Agreement dated August 23, 2006 for the states of Texas, Louisiana, Oklahoma, and Mississippi.

99.1	Press Release issued August 24, 2006 pertaining to the Material Agreement described in Item 1.01 and Exhibit 10.23.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(a) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Titan Technologies, Inc.

Date: August 25, 2006	By:	/s/ Ronald L. Wilder
Ronald L. Wilder, President,
Chief Executive Officer, and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.23	Material Contracts:
License Agreement dated August 23, 2006 for the states of Texas, Louisiana, Oklahoma, and Mississippi.

99.1	Press Release issued August 24, 2006 pertaining to the Material Agreement described in Item 1.01 and Exhibit 10.23.